Exhibit 99.1

For Immediate Release	CONTACT: Mike Laffin (Media) Mylan Inc. 724.514.1895

Kris King (Investors) Mylan Inc. 724.514.1831
Mylan Reports Adjusted Diluted Cash EPS of $0.11 for the Quarter
On Track to Deliver Targeted Synergies
Sells Rights to Bystolic™ (Nebivolol) for $370 Million in Cash
To Consider a Sale of Dey Specialty Business
PITTSBURGH — Feb. 27, 2008 — Mylan Inc. (NYSE: MYL) today announced its financial results for the three and nine months ended December 31, 2007, provided an update on its synergy targets for the Merck Generics acquisition, and announced a number of strategic and operational initiatives.
Financial Highlights
•	Adjusted diluted cash EPS of $0.11 and $0.92 for the three and nine months ended December 31, 2007, respectively, both of which exclude the impact of purchase accounting items related to the Matrix acquisition completed in January 2007 and the acquisition of Merck Generics completed in October 2007, as well as other non-recurring items as discussed in detail below;

•	Total revenues of $1.16 billion for the three months ended December 31, 2007, an increase of $753.6 million over the same prior year period;

•	Total revenues of $2.18 billion for the nine months ended December 31, 2007, an increase of $1.05 billion over the same prior year period;

•	On a GAAP basis, a loss per diluted share of $5.04 and $4.49 for the three and nine months ended December 31, 2007, respectively, as a result of purchase accounting adjustments including the write-off of $1.27 billion of acquired in-process research and development, which was recorded without tax effect.
Robert J. Coury, Mylan’s Vice Chairman and CEO, commented: “The strength of this first quarter as a consolidated company showcases Merck Generics’ contribution to our growth. The strong performance of Merck Generics bolstered the solid nine-month results of the legacy Mylan operations. Further, these strong results were achieved while tremendous progress was made, both on the integration and on achieving our targeted synergies. Looking forward, we will continue to execute on our strategies and leverage the additional opportunities and benefits that we see from the global platform created by the combination of Mylan, Merck Generics and Matrix.”

Synergy Update
Mylan confirmed that it expects to realize its stated $100 million synergy target for the Merck Generics acquisition for 2008 (exclusive of one time costs) and it is on track to meet or exceed the targeted recurring annual synergies of $300 million by the end of 2010, as outlined by the Company during its investor day on October 3, 2007.
To achieve these results, the Company announced that it has initiated the necessary actions within research and development (R&D) and manufacturing. The actions announced today are expected to yield 75% of the overall $300 million annual synergy target by the end of 2010.
Heather Bresch, Chief Operating Officer and Chief Integration Officer, said: “We are well ahead of our implementation schedule. Our efforts to date extend across all areas of the new combined company, including strengthening our leadership and organizational infrastructure, ensuring effective separation from Merck KGaA, building Mylan’s brand equity globally and, most importantly, realizing value from the New Mylan by delivering on our synergy targets.”
Specific steps being taken to rationalize and optimize our global manufacturing and research and development platforms include:
•	Discontinue manufacturing and R&D at Genpharm in Canada. The Commercial Operations, Packaging Unit, Quality Control Laboratory, Biopharm Department, Supply Chain Functions, and Regulatory Affairs at Genpharm will continue operation.

•	Discontinue manufacturing of non-high potency products at Mylan’s Puerto Rico location. High potency manufacturing operations will remain and be expanded in Puerto Rico, creating a “center of excellence” for high potency manufacturing at this facility.

•	Discontinue R&D activities at Gerard Laboratories in Ireland.

•	Discontinue R&D activities in Spain.

•	Scale down R&D activities at Generics UK.
Rajiv Malik, Executive Vice President and Head of Global Technical Operations, commented: “The actions announced today will allow us to leverage the scale of our expanded global assets and optimize our operations. We expect that our new streamlined, consolidated and integrated R&D and manufacturing platforms will not only deliver the promised synergies, but also enable us to even more effectively execute on the growth strategy for our global business.”
Strategic Initiatives
Mylan announced today a number of key initiatives to enhance its strategic focus, specifically:
•	Mylan has reached a definitive agreement with Forest Laboratories whereby Mylan will sell its rights to Nebivolol, a FDA approved product for the treatment of hypertension which is marketed by Forest under the brand name Bystolic™. Mylan will receive a one-time cash payment of $370 million and will retain royalties for the product through 2010.

•	Mylan will pursue strategic alternatives for Dey, including the potential sale of the business, Mylan’s specialty pharmaceutical business acquired as part of the Merck Generics transaction. Dey is a leader in the nebulized respiratory and severe allergy markets with fully integrated capabilities in R&D, manufacturing and marketing and sales.

•	The Board of Directors of Mylan’s majority owned subsidiary, Matrix Laboratories, has authorized its management to explore strategic alternatives for Docpharma, its commercial operations in the Benelux region (Belgium, the Netherlands and Luxemburg), including a potential divestiture of the asset.

•	Mylan has exercised its option with respect to Merck Generics’ operations in Central and Eastern Europe, including such high-growth markets as Poland, Slovakia, Hungary, the Czech Republic and Slovenia.
Mr. Coury commented: “After conducting a further review of our global portfolio of businesses following the completion of the Merck Generics acquisition, we have decided to pursue several initiatives that will allow us to leverage the power of our global generics platform, focus on the successful execution of our integration, and meet our commitments to de-levering our balance sheet.”
“More specifically, during our recent post-closing review of Dey, it became clear that the launch of PerforomistTM, which occurred concurrently with the closing of the Merck Generics acquisition, requires a redefined strategic approach. While Dey is already in the process of addressing this issue, the delay will result in slower growth and a longer timeframe to reach peak sales than was originally anticipated from this product. While we continue to believe that the Dey business, as a whole, represents a very exciting opportunity in specialty pharmaceuticals, we believe that our resources would be better allocated toward our core generics business. As a result, we have decided to consider a sale of Dey.”
The slower than expected launch of PerforomistTM is expected to have approximately a $0.20 to $0.25 negative impact on Mylan’s diluted earnings per share in 2008, 2009 and 2010. Although the Company is not in a position to update or revise guidance at this time, it will do so in conjunction with its 2008 first quarter earnings announcement.
Mr. Coury said: “Notwithstanding the timing issue associated with the slower uptake of PerforomistTM, the results of our initial quarter with Merck Generics continues to give us great confidence in the growth potential of our core generics business around the world. We continue to see strong performance across our global generics business and we expect that the further integration of our businesses will result in even greater potential opportunities for growth going forward.”
Detailed Financial Summary
Mylan previously had two reportable segments, the “Mylan Segment” and the “Matrix Segment.” With the acquisition of Merck Generics, Mylan now has three reportable segments: Generics Segment (or “Generics”), Specialty Segment (or “Specialty”) and the Matrix Segment (or “Matrix”). The former Mylan Segment is included within the Generics Segment. Additionally, certain general and administrative and research and development expenses not allocated to the segments, as well as litigation settlements, and non-operating income and expenses are reported in Corporate/Other.
Total revenues for the quarter ended December 31, 2007 increased by 188% or $753.6 million to $1.16 billion from $401.8 million in the same prior year period. Approximately $793.5 million represents amounts contributed through acquisitions.
Generics Segment revenues are derived from sales in Europe, the Middle East & Africa (collectively, “EMEA”), North America and Asia Pacific.
Revenues from North America were $416.3 million for the three months ended December 31, 2007 compared to $401.8 million for the same prior year period, representing an increase of $14.5 million or 4%. Revenues of approximately $54.4 million were realized in North America as a result of the acquisition of Merck Generics.

Revenues from EMEA and Asia Pacific, as well as revenues from the Specialty Segment, were all the result of the acquisition of Merck Generics. For EMEA, revenues for the quarter ended December 31, 2007 were $373.1 million, the majority of which are derived from the three largest markets; France, the United Kingdom and Germany.
Revenues from Asia Pacific were $170.9 million for the three months ended December 31, 2007 and were derived from Mylan’s newly acquired operations in Australia, Japan and New Zealand.
For the Specialty Segment, total revenues for the three months ended December 31, 2007 were $102.1 million. The Specialty Segment consists of the Dey business that focuses on the development, manufacturing and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets.
The Matrix Segment reported total revenues of $107.1 million, of which $92.9 million represents sales to third parties.
Gross profit for the three months ended December 31, 2007 was $356.1 million and gross margins were 30.8%. The decrease in gross margins is due primarily to the effects of purchase accounting items recorded during the quarter of approximately $117.7 million, which consisted primarily of amortization related to purchased intangible assets and the amortization of the inventory step-up associated with the acquisition of Merck Generics. Excluding such items, gross margins were 41.0% compared to 55.9% for the three months ended December 31, 2006.
The Company reported a loss from operations of $1.27 billion for the three months ended December 31, 2007. This loss from operations for the quarter included a $1.27 billion one-time charge to write-off acquired in-process research and development, which is recorded without a tax effect, and excludes the $117.7 million of purchase accounting items discussed above. Excluding these amounts, earnings from operations would have been $118.5 million, a decrease of $65.1 million from the prior year.
Research and development (“R&D”) expense for the three months ended December 31, 2007 was $80.8 million compared to $22.9 million in the same prior year period. R&D expense includes approximately $53.9 million related to newly acquired entities, all of which was incremental to the comparable prior year period.
The acquisition of Merck Generics and Matrix added $170.0 million of incremental selling, general and administrative (“SG&A”) expense to the current period. Excluding this amount, SG&A expense increased by $53.1 million or 101% to $105.7 million compared to $52.6 million in the comparable prior year period. The majority of this increase was realized by Corporate and Other and is the result of costs, such as professional and consulting fees, associated with the integration of Merck Generics, as well as higher payroll and related costs principally attributable to the build-up of additional corporate infrastructure as a direct result of the Merck Generics acquisition.
Interest expense for the current quarter totaled $133.4 million compared to $10.5 million for the three months ended December 31, 2006. The increase is due to the additional debt incurred to finance the acquisition of Merck Generics.
Other (expense) income, net was expense of $43.9 million for the three months ended December 31, 2007 compared to income of $32.4 million in the same prior year period. The most significant item in the current period was $57.2 million related to the early repayment of certain debt and expensing certain financing fees, partially offset by other income attributable to interest and dividends.
For the nine months ended December 31, 2007 total revenues were $2.18 billion compared to $1.12 billion during the comparable nine-month period of the prior year. Approximately $964.8 million of revenues for the nine-month period were contributed through acquisitions.

the financial results despite the entrance into the market of additional generic competition in August 2007.
For the nine-months ended December 31, 2007 the Matrix Segment reported total revenues of $293.8 million, of which $264.2 million represented third-party sales. As Mylan began consolidating the results of Matrix beginning on January 8, 2007, all of this revenue is incremental to the results of the prior year.
Gross profit for the nine months ended December 31, 2007 was $874.4 million and gross margins were 40.1%. The decrease in gross margins is due primarily to the effects of purchase accounting items of approximately $148.9 million. Excluding such items, gross margins were 47.0% compared to 54.1% for the nine months ended December 31, 2006.
The loss from operations for the nine months ended December 31, 2007 was $988.3 million as a result of the purchase accounting items discussed above and the one-time charge to write-off acquired in-process research and development. Excluding these amounts, earnings from operations would have been $429.7 million for the nine month period, a decrease of $5.7 million from the prior year.
R&D expense for the nine months ended December 31, 2007, excluding that incurred by newly acquired entities, was $74.9 million compared to $66.8 million in the same prior year period, an increase of $8.1 million or 12%.
SG&A expense, also excluding amounts contributed by new entities, increased by $95.1 million or 62% to $247.9 million compared to $152.8 million in the comparable prior year period. The majority of this increase was realized by Corporate and Other, and is the result of costs, such as professional and consulting fees, associated with the integration of Merck Generics, as well as higher payroll and related costs principally attributable to the build-up of additional corporate infrastructure as a direct result of the Merick Generics acquisition.
Interest expense for the nine months ended December 31, 2007 totaled $179.4 million compared to $31.3 million for the nine months ended December 31, 2006. The increase is due to the additional debt incurred to finance the acquisition of Merck Generics.
Other income (expense), net was income of $86.6 million for the nine months ended December 31, 2007, compared to income of $39.8 million in the same prior year period. The most significant items in the current period are net foreign exchange gains consisting mainly of $85.0 million on a contract related to the acquisition of Merck Generics and $57.2 million of expense related to the early repayment of certain debt and expensing certain financing fees as discussed previously, with the remainder of the other income attributable to interest and dividends.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to the acquisitions of Matrix and Merck Generics, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring expenses in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of adjusted net earnings available to common shareholders and adjusted diluted cash EPS to GAAP net (loss) earnings available to common shareholders and diluted EPS:

	Three months ended		Three months ended		Nine months ended		Nine months ended
	December 31, 2007		December 31, 2006		December 31, 2007		December 31, 2006

GAAP net (loss) earnings available to common shareholders & diluted EPS	$(1,383,577)	$(5.04)	$135,445	$0.63	$(1,154,024)	$(4.49)	$288,573	$1.34
Acquired IPR&D	1,269,036		—		1,269,036		—
Purchase accounting related amortization (1)	117,708		3,325		148,896		10,028
Non-recurring financing related expenses (2)	62,657		—		62,657		—
(Gain) loss on foreign currency contract	—		(25,200)		(85,046)		(17,476)
Litigation settlements, net	(1,171)		(34,645)		(1,984)		(46,154)
Integration and other non-recurring expenses (3)	40,468		—		56,142		—
Tax effect of the above items	(73,873)		19,273		(57,412)		18,761

Adjusted net earnings available to common shareholders and adjusted diluted cash EPS	$31,248	$0.11	$98,198	$0.45	$238,265	$0.92	$253,732	$1.18

(1) — The three months ended December 31, 2007 include amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to Merck Generics. The nine months ended December 31, 2007 include amortization expense related to purchased intangible assets and amortization of the inventory step-up related to both Merck Generics and Matrix.
(2) — The three and nine months ended December 31, 2007 include the premium related to a tender offer made to holders of the Company’s previously outstanding Senior Notes, the write-off of deferred finance fees and non-recurring financing fees and expenses related to the Company’s previously outstanding Interim Term Loan.
(3) — The three and nine months ended December 31, 2007 principally include non-recurring expenses related to the acquisition and integration of Merck Generics (e.g., non-recurring professional and consulting fees, retention and other non-recurring expenses).
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future growth expectations, its strategic initiatives including with regard to its Dey business and Matrix’s Docpharma business, the Company’s synergy targets, the impact of the Perforomist™ launch on future EPS expectations, its planned rationalizations and optimizations of its businesses, and the Company’s expectations with regarding to leveraging scale and growth. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the Merck Generics acquisition; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Part II, Item 1A of the Company’s Form 10-Q for the quarter ended September 30, 2007, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-K for the transitional period ended December 31, 2007 is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Conference Call
Mylan will host a conference a call and live webcast today, February 27, 2008 at 5:00 p.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877-874-1586 or 719-325-4814 for international callers. A replay, available for approximately eight days, will be available at 888-203-1112 or 719-457-0820 for international callers, with access pass code 8774583. The live webcast and replay, which will be available for approximately eight days, is accessible at www.mylan.com.
Mylan Inc. is one of the world’s leading quality generic and specialty pharmaceutical companies. The Company offers one of the industry’s broadest and highest quality product portfolios, a robust product pipeline and a global commercial footprint through operations in more than 90 countries. Through its controlling interest in Matrix Laboratories Limited, Mylan has direct access to one of the largest active pharmaceutical ingredient (API) manufacturers in the world. Dey L.P., Mylan’s fully integrated specialty business, provides the Company with innovative and diversified opportunities in the respiratory and allergy therapeutic areas.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net revenues	$1,147,834	$396,692	$2,162,943	$1,103,247
Other revenues	7,515	5,069	15,818	21,310

Total revenues	1,155,349	401,761	2,178,761	1,124,557

Cost of sales	799,251	177,230	1,304,313	515,736

Gross profit	356,098	224,531	874,448	608,821

Operating expenses:
Research and development	80,766	22,922	146,063	66,844
Acquired in-process research and development	1,269,036	—	1,269,036	—
Selling, general and administrative	275,703	52,602	449,598	152,784
Litigation settlements, net	(1,171)	(34,645)	(1,984)	(46,154)

Total operating expenses	1,624,334	40,879	1,862,713	173,474

(Loss) earnings from operations	(1,268,236)	183,652	(988,265)	435,347

Interest expense	133,383	10,491	179,410	31,292
Other (expense) income, net	(43,863)	32,422	86,611	39,785

(Loss) earnings before income taxes and minority interest	(1,445,482)	205,583	(1,081,064)	443,840
Provision for income taxes	(77,632)	70,138	60,073	155,267

(Loss) earnings before minority interest	(1,367,850)	135,445	(1,141,137)	288,573
Minority interest	(272)	—	(3,112)	—

Net (loss) earnings before preferred dividend	(1,367,578)	135,445	(1,138,025)	288,573
Preferred dividend	15,999	—	15,999	—

Net (loss) earnings available to common shareholders	$(1,383,577)	$135,445	$(1,154,024)	$288,573

(Loss) earnings per common share:
Basic	$(5.04)	$0.64	$(4.49)	$1.37

Diluted	$(5.04)	$0.63	$(4.49)	$1.34

Weighted average common shares:
Basic	274,313	212,271	257,150	211,075

Diluted	274,313	215,958	257,150	215,275

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	December 31,	March 31,
	2007	2007

Assets:
Current assets:
Cash and cash equivalents	$484,202	$1,252,365
Marketable securities	91,361	174,207
Accounts receivable, net	1,132,121	350,294
Inventories	1,063,840	429,111
Other current assets	287,777	206,067

Total current assets	3,059,301	2,412,044
Intangible assets	2,978,706	352,780
Goodwill	3,855,971	612,742
Other non-current assets	1,459,198	876,301

Total assets	$11,353,176	$4,253,867

Liabilities:
Current liabilities	$2,008,735	$700,535
Long-term debt	4,700,332	1,654,932
Other non-current liabilities	1,206,358	206,333

Total liabilities	7,915,425	2,561,800
Minority interest	34,325	43,207
Total shareholders’ equity	3,403,426	1,648,860

Total liabilities and shareholders’ equity	$11,353,176	$4,253,867